OYO GEOSPACE News Release

7007 Pinemont Drive

Houston, Texas 77040 USA

Contact:

Gary D. Owens

Chairman, President & CEO

TEL: 713.986.4444

FAX: 713.986.4445

FOR IMMEDIATE RELEASE

OYO GEOSPACE REPORTS FISCAL YEAR 2008 FIRST QUARTER RESULTS

Company Signs First Order for New Wireless Seismic System

Houston, Texas - February 8, 2008 - OYO Geospace (NASDAQ: OYOG) today announced net income of $3.3 million, or $0.54 per diluted share, on revenues of $32.0 million for its quarter ended December 31, 2007. This compares with a net income of $7.8 million, or $1.30 per diluted share, on revenues of $44.8 million in the comparable quarter last year. The company noted that the results for the quarter ended December 31, 2006 benefited from the recognition of the sale of a $16.2 million seabed reservoir monitoring system to BP for installation in the Caspian Sea and that type of large sale does not occur in every quarter or even in every fiscal year.

"During the quarter ended December 31, 2007, the company sold a $3.0 million seismic borehole system. The system will be used primarily in North America for 3-D seismic profiling and frac monitoring applications. The demand for our seismic borehole products remains strong, and we continue to respond to numerous customer inquiries regarding our permanent and retrievable seabed seismic systems" said Gary D. Owens, OYO Geospace's Chairman, President and CEO.

"Our seismic exploration business continued its strong performance in the first quarter. The immediate visibility of this market remains very healthy. Our newest product in the seismic exploration product line, the GSR wireless data acquisition system, was introduced in September 2007 at the Society of Exploration Geophysicists Annual Meeting. At that time, we disclosed our intention of entering the larger land seismic data acquisition system market during fiscal year 2008. We began to manufacture the GSR product in January 2008 and are now in receipt of our first order totaling $1.4 million. This system will be delivered to Houston Geophysical Services for a seismic crew deployment near Houston. We are very encouraged to have received this order so early in this stage of the product's introduction. This GSR system order is scheduled for delivery in April, our third fiscal quarter," continued Owens.

Mr. Jim Acker, President of Houston Geophysical Services, said "Our goal is to become the leading producer of superior urban seismic data for oil and gas exploration. This country is rapidly becoming one large urban area where  wireless seismic systems are a necessity and where non-destructive noise editing is required to produce quality seismic data. Wireless single-channel ground stations containing GPS in every group, but not requiring a radio link for timing is a major innovation. The GSR is the leading edge seismic system of the future."

"Our thermal solutions business had a weak first quarter, which is somewhat consistent with past fiscal periods. Although this business segment is currently performing below our expectations, we anticipate that our new direct-to-screen products will improve its performance over the remaining course of the year," said Owens.

Demand for our emerging products continues to grow, with first quarter revenues increasing 70% over the revenues for the same quarter of the prior fiscal year. Quarterly revenues from our offshore cable products were the highest on record and backlog remains strong, likely leading to another growth year for this product line. Sales of our industrial sensor and cable products also enjoyed excellent quarter-over-quarter growth," Owens said.

"Our backlog of seismic exploration products remains strong. The relocation of equipment from our older Houston facility into the newer facility and the installation of newly acquired equipment continue. These efforts will increase our capacity and help us to better organize our plant to meet the demands placed on us by our customers. The strength of our core business activities, continued interest by our customers in our seismic reservoir technologies and excitement from the first order of our new GSR wireless seismic data acquisition system leave us optimistic about our company's future prospects," said Owens.

OYO Geospace designs and manufactures instruments and equipment used by the oil and gas industry in the acquisition and processing of seismic data as well as in reservoir characterization and monitoring activities. The company also designs and manufactures equipment and film for the thermal printing industry worldwide.

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included herein including statements regarding potential future products and markets, our potential future revenues, future financial position, business strategy, future expectations and other plans and objectives for future operations, are forward-looking statements. We believe our forward-looking statements are reasonable. However, they are based on certain assumptions about our industry and our business that may in the future prove to be inaccurate. Important factors that could cause actual results to differ materially from our expectations include the level of seismic exploration worldwide, which is influenced primarily by prevailing prices for oil and gas, the extent to which our new products are accepted in the market, the availability of competitive products that may be more technologically advanced or otherwise preferable to our products, the resolution of the situation in the Middle East and other factors disclosed under the heading "Risk Factors" and elsewhere in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are on file with the Securities end Exchange Commission. Further, all written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by such factors.

M O R E

OYO GEOSPACE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended	Three Months Ended
	December 31, 2007	December 31, 2006
Net sales	$ 32,022	$ 44,753
Cost of sales	20,908	26,114
Gross profit	11,114	18,639
Operating expenses:
Selling, general and administrative	4,462	4,539
Research and development	2,192	2,395
Total operating expenses	6,654	6,934
Gain on sale of assets	354	--
Income from operations	4,814	11,705
Other income (expense):
Interest expense	(185)	(111)
Interest income	272	126
Foreign exchange losses	(5)	(18)
Other, net	(12)	13
Total other income, net	70	10
Income before income taxes	4,884	11,715
Income tax expense	1,573	3,866
Net income	$ 3,311	$ 7,849
Basic earnings per share	$ 0.56	$ 1.37
Diluted earnings per share	$ 0.54	$ 1.30
Weighted average shares outstanding - Basic	5,892,828	5,745,440
Weighted average shares outstanding - Diluted	6,155,864	6,036,171